Exhibit 10.8

[Opower letterhead]

Jeremy Kirsch

[address]

September 21, 2011

Dear Jeremy:

As you may be aware, OPOWER, Inc., a Delaware corporation (the “Company”), had previously contracted with TriNet Employer Group, a professional employer organization (“TriNet”) for purposes of providing certain Company benefits, as well as payroll and other human resource management services. The Company’s contract with TriNet will end on October 1, 2011. The purpose of this letter is to confirm your continued employment solely through the Company on the following terms and conditions:

•	Position. Your current position is Senior Vice President, Client Solutions, located in Arlington, VA and you currently report to Daniel Yates.

•	Compensation. You currently earn a salary at the rate of $8,333.33 per pay period, which is equivalent to $200,000.00 per year, less all applicable withholdings required by law, payable on the Company’s regular payroll dates, but not less frequently than monthly.

•	Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer. This is the full and complete agreement between you and the Company on this term. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Company’s Chief Executive Officer.

•	Withholding Taxes. All forms of compensation referred to in this letter are subject to applicable withholding and payroll taxes.

•

Entire Agreement. Where there is conflict with any prior understandings or agreements, whether oral, written or implied, between you and the Company or between you and TriNet regarding the matters described in this letter, this letter supersedes and replaces such prior understandings or agreements. Where there are additional terms or conditions of employment within those prior understandings or agreements, whether oral, written or implied, between you and the Company or between you and TriNet regarding the matters described in this letter, such additional terms or conditions will remain in full force and effect and will be honored by the Company. For the avoidance of doubt, this letter shall not alter your compensation with respect to stock options, commissions, bonuses, or severance pay. All prior commitments regarding stock options, commissions, bonuses, and severance pay remain in full effect, save for the fact that Opower is now your sole employer. In addition, your agreement to the terms and conditions set forth in this letter has no effect on the additional obligations contained in the Confidential Information and Invention Assignment Agreement (“CIIAA”), which is incorporated by reference in this letter, and remains in full force and effect.

Sincerely,	ACCEPTED AND AGREED:

By: Jeremy Kirsch

/s/ Jeremy Kirsch
/s/ Leah J. Coyne	Signature
Leah J. Coyne
Director of Human Resources
Date

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